Exhibit 10.1                                 CONTACT:  Brenda Abuaf
                                                       Related Capital Company
                                                       (212) 421-5333

For Immediate Release
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                   SUMMIT TAX EXEMPT BOND FUND, L.P. RECEIVES
                    COURT APPROVAL TO COMPLETE CONSOLIDATION


New York, NY,  August 28, 1997

     Related Capital Company ("Related"), a leading real estate financial services firm, today announced that it received court approval to consolidate Summit Tax Exempt Bond Fund, L.P. (SUA) with two other limited partnerships, Summit Tax Exempt L.P. II and Summit Tax Exempt L.P. III, which share similar investment objectives and portfolio characteristics. The Consolidation is part of the settlement of the class action litigation related to Summit and certain other limited partnership programs sponsored by affiliates of Related, which the court also approved today.

     The consolidation entities will be organized as a new publicly traded Delaware Business Trust, Charter Municipal Mortgage Acceptance Company, ("Charter Mac"), which has been approved for listing on the American Stock Exchange under the symbol "CHC". Charter Mac is an open-ended, infinite life entity formed to originate, acquire and hold for investment, tax exempt bonds, the proceeds of which will finance and refinance the development and ownership of multifamily housing on a national basis. Charter Mac will initially hold investments in 33 tax exempt bonds presently owned by the partnerships and will have a net asset value of $308.8 million. The Company's primary business objectives will be similar to those of SUA: i) to preserve and protect the Company's investment capital, ii) provide quarterly distributions generated from Base Interest payments received from bonds which is excluded from gross income for purposes of federal income taxation; iii) provide additional distributions generated from Contingent Interest received from bonds, also excluded from gross income for purposes of federal income taxation. "Charter Mac will be one of the nation's largest multifamily tax exempt bond fund, with the ability to adapt to changing economic environments," said J. Michael Fried, President of Related Capital Company. In addition, "the consolidation provides investors with a liquid investment in a company which has access to inexpensive capital with which to grow," adds Mr. Stuart Boesky, Charter Mac's Chief Operating Officer. The consolidation and trading of Charter Mac shares is expected to occur in October of 1997, although no assurance can be given regarding the exact timing.

     Related Capital Company is a nationwide, fully integrated real estate financial services firm. Since 1972, Related and its affiliates have raised over $3 billion in equity from over 107,000 investors to acquire a portfolio of more than 800 properties, bonds and mortgages valued at a cost of $6.8 billion.